Exhibit 3.6

Certificate of Merger

Paw Spa Acquisition, Inc.

into

Harbrew Imports Ltd.

Under Section 904 of the Business Corporation Law

It is hereby certified, upon behalf of each of the constituent corporations herein named, as follows:

FIRST: The Board of Directors of each of the constituent corporations has duly adopted a plan of merger setting forth the terms and conditions of the merger of said corporations.

SECOND: The name of the domestic constituent corporation, which is to be the surviving corporation, and which is hereinafter sometimes referred to as the "surviving constituent corporation", is Harbrew Imports Ltd.

THIRD: The name of the foreign constituent corporation, which is being merged into the surviving constituent corporation, and which is hereinafter sometimes referred to as the "merged Constituent Corporation", is Paw Spa Acquisition, Inc. and the name under which it was formed is Paw Spa Acquisition, Inc. The jurisdiction of its incorporation is Nevada; and the date of its incorporation therein is October 21, 2005.

No Application for Authority in the State of New York of the merged constituent corporation to transact business as a foreign corporation therein was filed by the Department of State of the State of New York.

FOURTH: As to each constituent corporation, the plan of merger sets forth the designation and number of outstanding shares of each class and series, the specification of the classes and series entitled to vote on the plan of merger, and the specification of each class and series entitled to vote as a class on the plan of merger, as follows:

Harbrew Imports Ltd.
Designation of each outstanding class and series of shares	Number of outstanding shares of each class	Designation of class and series entitled to vote	Classes and series entitled to vote as a class
Common Stock	20	Common Stock	Common Stock

Paw Spa Acquisition, Inc.

Harbrew Imports Ltd.
Designation of each outstanding class and series of shares	Number of outstanding shares of each class	Designation of class and series entitled to vote	Classes and series entitled to vote as a class
Common Stock	10,000	Common Stock	Common Stock

FIFTH: The merger herein certified was authorized in respect of the surviving constituent corporation by the written consent of holders of outstanding shares of the corporation entitled to vote on the plan of merger, having not less than the minimum requisite proportion of votes, which has been given in accordance with section 615 of the Business Corporation Law of the State of New York. Written notice has been given as and to the extent required by the said section 615.

SIXTH: The merger herein certified was authorized in respect of the merged constituent corporation in accordance with the laws of its jurisdiction of incorporation and is in compliance with said laws.

SEVENTH: The effective date of the merger herein certified, insofar as the provisions of the Business Corporation Law of the State of New York govern such effective date, shall be the 10th day of June, 2009

Signed on June 10, 2009

By:	/s/Edd Cockerill
Edd Cockerill Iconic Brands Inc., shareholder of Paw Spa Acquisition, Inc.

By:	/s/ Richard DeCicco
Richard DeCicco Harbrew Imports, L' a . Corp. as shareholder of Harbrew Imports, Ltd.

CERTIFICATE OF MERGER

OF

Harbrew Imports Ltd. Inc.

Under Section 904 of the Business Corporation Law.

Filed by:
(Name)
(Mailing address)
(City, State and Zip code)

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